EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Synvista Therapeutics Inc.	Lippert/Heilshorn &
Associates, Inc.201-934-5000	212-838-3777
ir@alteon.com	Emmanuelle Ferrer
(eferrer@lhai.com)
Kim Sutton Golodetz
(kgolodetz@lhai.com)

SYNVISTA THERAPEUTICS APPOINTS JOHN F. BEDARD TO BOARD OF DIRECTORS

MONTVALE, NJ (September 10, 2007) - Synvista Therapeutics, Inc. (AMEX: SYI) announces the appointment of John F. Bedard, 58, to its Board of Directors, expanding the Board to four members.

Mr. Bedard brings 25 years of experience, successfully directing development and registration programs in various therapeutic areas, including cardiovascular, metabolic, dermatology, gastroenterology and immunology. He managed all aspects of a large regulatory department, which included the following functional areas: FDA liaison, dossier planning and development, and GLP/GCP. John also has a great deal of product registration expertise and four of the development programs became marketed franchises with annual sales in excess of $1 billion.

“We believe John brings a wealth of experience to this role,” said Noah Berkowitz, M.D., Ph.D., President and Chief Executive Officer of Synvista Therapeutics. “His expertise in regulatory affairs and drug development and registration will be invaluable as our product candidates, ALT-2074 and alagebrium, progress in the clinical and regulatory process.”

Mr. Bedard also serves on EpiCept Corporation’s Board of Directors.

On April 2, 2006, John joined MannKind Corporation as Senior Vice President, Worldwide Regulatory Affairs. From 2002 to April, 2006, Mr. Bedard was a consultant advising pharmaceutical companies on the development, registration and optimization of their products. From 1989 to 2002, he was Executive Director and Director of Strategic Planning then became Vice President for FDA Liaison and Global Strategy at Bristol-Myers Squibb. Previously, from 1985 to 1988, he was Director then Group Director of Regulatory Affairs at Smith Kline & French Laboratories. From 1981 to 1985, he was Regulatory Associate then Assistant Director of Regulatory Affairs. Mr. Bedard graduated from Rutgers University with a B.A. in Chemistry. He received his M.S. from Saint Joseph’s University.

About Synvista Therapeutics

Synvista Therapeutics is a biopharmaceutical company developing small molecule drugs to treat and prevent cardiovascular disease and to treat nephropathy in people with diabetes. The Company has identified several product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets. The Company's portfolio includes orally bioavailable, organoselenium mimics of glutathione peroxidase. These compounds metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. Synvista Therapeutics' lead compound for that program, ALT-2074, is in Phase 2 clinical trials. The Company also has rights to the use of haptoglobin characterization. Synvista is developing a clinical diagnostic test that can be used to identify patients at high risk for cardiovascular complications of diabetes and other diseases.

Synvista Therapeutics also is developing alagebrium, a proposed breaker of AGEs for the treatment of diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, allowing Synvista Therapeutics to assemble a sizeable human safety database. For more information, please visit the Company’s website at www.synvista.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the events described in this press release, future clinical development of Synvista Therapeutics’ product candidates, and other risks identified in Synvista Therapeutics' filings with the Securities and Exchange Commission. Further information on risks faced bySynvista are detailed under the caption "Risk Factors" in Synvista Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2006. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Synvista Therapeutics undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.